Exhibit 8.1

Hunton Andrews Kurth LLP file no: 129053.1

August 1, 2025

Sunrise Realty Trust, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Sunrise Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3, filed with the Securities and Exchange Commission (“SEC”) on August 1, 2025 (the “Registration Statement”), with respect to the offer and sale, from time to time, of up to $500,000,000 aggregate amount of any combination of the Company’s common stock, $0.01 par value per share, preferred stock, $0.01 par value per share, debt securities, warrants, rights, and units. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined, and with your consent, relied upon, the following:

1.	the Registration Statement and the prospectus supplement (the “Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Articles of Amendment and Restatement, as filed on July 2, 2024 with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented through the date hereof; and

3.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON

LONDON   LOS ANGELES   MIAMI   NEW YORK   RICHMOND   SAN FRANCISCO   TOKYO   TYSONS   WASHINGTON, DC

www.Hunton.com

August 1, 2025

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during its taxable year ending December 31, 2025, and future taxable years, the Company has operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Company Officer’s Certificate”), true for such years;

3.	the Company will not make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

4.	no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Company Officer’s Certificate and in a certificate from Advanced Flower Capital Inc., dated the date hereof (together with the Company Officer’s Certificate, the “Officer’s Certificates”), and the factual matters discussed in the Registration Statement that relate to the Company’s status as a REIT. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations.

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificates, and the factual matters discussed in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)	the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) for its short taxable year ended December 31, 2024, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2025 and thereafter; and

(b)	the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

August 1, 2025

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer’s Certificates. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this letter or the Officer’s Certificates. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Moreover, we note that we did not represent the Company as tax counsel prior to June 1, 2025.

The foregoing opinions are based on current provisions of the Code, the Treasury regulations thereunder (the “Regulations”), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees, and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus. We also consent to the reference to Hunton Andrews Kurth LLP under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton Andrews Kurth LLP